EXHIBIT 99.1

Alliance BioEnergy Plus, Inc. Files Chapter 11 Bankruptcy

Press Release | 10/23/2018

WEST PALM BEACH, FL / ACCESSWIRE / October 23, 2018 / Alliance BioEnergy Plus, Inc. (OTCQB: ALLM) announced that the Company has today filed for protection under Chapter 11 of the Federal Bankruptcy Act.

The Company’s board of directors and recently-appointed management have worked diligently for over 4 months since assuming responsibility from former management in an effort to bring the Company to viability. In conjunction with newly hired President of Alliance Bio-Products, Patrick Simms, at the end of September we completed our due diligence of the Company’s previously proposed acquisition of the ethanol plant we were seeking to acquire. Our analysis revealed that, based on current corn and ethanol prices, the plant would have been too great a cash drain prior to the time we would have been able to install our CTS 2.0 technology, thereby modifying the facility from a corn to a cellulosic ethanol plant. The combined cost of the acquisition and bridge financing, together with the uncertainty of the time-frame required to reach profitability, made it literally impossible to fund the acquisition. On that basis, we determined that the project is not economically feasible and we have decided to abandon it.

The board has now determined to seek sufficient financing directly into the parent Company (Alliance BioEnergy Plus, Inc.) to complete the engineering necessary to commercialize its CTS 2.0 technology. In order to accomplish this, the board has determined that the Company has no alternative other than to seek protection under a Chapter 11 Bankruptcy filing in order to deal with its current debt and to stay and eliminate certain pending and threatened lawsuits against the Company.

To guide the Company through the process of dealing with litigation, obtaining necessary capital and developing a viable exit strategy, our board member Anthony Santelli has been appointed Chief Operating Officer for the duration of Chapter 11 proceedings and Patrick Simms has been appointed Vice President of Manufacturing of Alliance BioEnergy Plus, Inc.

“We believe that filing for Chapter 11 buys us the time to seek the necessary capital to bring the Company’s CTS 2.0 technology to commercialization. We are in contact with various parties we believe are capable of investing the necessary sums. In the meantime, we have hired experienced attorneys to aggressively contest the various lawsuits filed against us in order to eliminate disputed debts and claims and make the Company more attractive to investors. We believe that the Company has available defenses to each of these cases and claims and that we will prevail in each of them. The Company’s board and management are personally committed to doing everything possible to minimize dilution to shareholders while retaining our valuable intellectual property rights,” said our CEO, Ben Slager.

Information in this document may constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks, uncertainties and other factors are more fully discussed in the Company’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Alliance BioEnergy Plus, Inc. herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Alliance BioEnergy Plus, Inc. disclaims any obligation to update forward looking statements contained in this estimate, except as may be required by law.

Contact:

Ben Slager

ben.slager@alliancebioe.com

SOURCE: Alliance Bioenergy Plus, Inc.